Exhibit (a)(1)(D)

Letter to Brokers and Dealers with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Reis, Inc.

a Maryland corporation

at

$23.00 Net Per Share

Pursuant to the Offer to Purchase

Dated September 13, 2018

by

Moody’s Analytics Maryland Corp.

a wholly-owned subsidiary of

Moody’s Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON OCTOBER 12, 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

September 13, 2018

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Moody’s Analytics Maryland Corp., a Maryland corporation (“Purchaser”) and a wholly-owned subsidiary of Moody’s Corporation, a Delaware corporation (“Parent”), to act as Information Agent in connection with Purchaser’s offer to purchase, subject to certain conditions, including the satisfaction of the Minimum Tender Condition, as defined in the Offer to Purchase, all of the outstanding shares of common stock, par value $0.02 per share (the “Shares”), of Reis, Inc., a Maryland corporation (“Reis”), at a price of $23.00 per Share, net to the holder in cash, without interest (the “Offer Price”) and subject to any withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 13, 2018 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Each Share owned by any of Reis’s wholly-owned subsidiaries or by Parent or any of its subsidiaries (including Purchaser) (the “Converted Shares”) shall not be tendered in the Offer but shall instead be converted at the effective time of the Merger (as defined below) into one (1) fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (as defined below).

THE BOARD OF DIRECTORS OF REIS HAS UNANIMOUSLY RECOMMENDED THAT SHAREHOLDERS TENDER ALL OF THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

The Offer is not subject to any financing condition. The conditions to the Offer are described in Section 13 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the “Depositary”) prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date (the “Notice of Guaranteed Delivery”); and

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5. A letter to stockholders of Reis from the Chief Executive Officer of Reis, accompanied by Reis’s Solicitation/Recommendation Statement on Schedule 14D-9.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 11:59 p.m., Eastern Time, on October 12, 2018, unless the Offer is extended or earlier terminated.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 29, 2018 (as may be amended from time to time, the “Merger Agreement”), by and among Parent, Purchaser and Reis. The Merger Agreement provides, among other things, that, following the consummation of the Offer, as promptly as possible and subject to the satisfaction of, or to the extent waivable by Purchaser, waiver by Purchaser of certain conditions, Purchaser will be merged with and into Reis (the “Merger”) without any vote or other action by the shareholders of Reis pursuant to Section 3-106.1 of the General Corporation Law of the State of Maryland, as amended, with Reis continuing as the surviving corporation in the Merger and thereby becoming a wholly-owned subsidiary of Parent as a result of the Merger (the “Surviving Corporation”). At the effective time of the Merger, all then outstanding Shares (other than the Converted Shares) will be converted into the right to receive consideration equal to the Offer Price, without interest, less any applicable withholding taxes.

The Reis board of directors has unanimously: (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”), (ii) determined that it is in the best interests of Reis and its stockholders that Reis enter into the Merger Agreement and consummate the Transactions on the terms and subject to the conditions set forth in the Merger Agreement, (iii) resolved that the Merger shall be effected under Section 3-106.1 of the MGCL and (iv) resolved to recommend that the stockholders of Reis accept the Offer and tender their Shares to Purchaser pursuant to the Offer. In addition, Lloyd Lynford, the President and Chief Executive of Reis and Jonathan Garfield, the Executive Vice President of Reis, and certain of their respective affiliated trust entities have entered into agreements pursuant to which they have agreed to tender 1,224,412 and 861,357, respectively, of their Shares in the Offer.

For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfer, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary, must be timely received by the Depositary or (b) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery. Shares tendered by the Notice of Guaranteed Delivery will be excluded from the calculation of the Minimum Tender Condition, unless such Shares and other required documents are received by the Depositary prior to the Expiration Time.

Except as set forth in the Offer to Purchase, Purchaser will not pay any fees or commissions to any broker or dealer or other person, other than to us, as the information agent and American Stock Transfer & Trust Company, LLC, as the depositary and paying agent, for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone numbers set forth below.

Very truly yours,

D.F. KING & CO., INC.

Nothing contained herein or in the enclosed documents shall render you the agent of Parent, Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers, Call Collect: (212) 269-5550

All Others Call Toll Free: (877) 732-3617

Email: REIS@dfking.com